                        APPLIED SIGNAL TECHNOLOGY, INC.

                                  EXHIBIT 11.1

                   COMPUTATION OF NET INCOME (LOSS) PER SHARE

                      (In thousands except per share data)

                                                      THREE MONTHS ENDED
                                                  --------------------------
                                                  JANUARY           FEBRUARY
                                                  31, 1997          2, 1997
                                                  --------          --------
Number of shares:
Weighted average outstanding common                  7,978             7,628
Dilutive common stock equivalents of:
Stock options (treasury stock method)(1)              136               154
                                                  --------           -------
                                                     8,114             7,782
                                                  ========           =======
Net income (loss)                                 $    861           $   150
Net income (loss) per common share                $    .11           $   .02



(1) Effect of assumed exercise of all dilutive stock options and assumed repurchase of shares from proceeds. Common equivalent shares from stock options are excluded from the computation for the three months ended July 28, 1996 as their effect is anti-dilutive.






                                                                           20